FOR IMMEDIATE RELEASE
INNOVATE Corp. Announces First Quarter 2026 Results
- Infrastructure: Strong first quarter results with revenue of $357.9 million
- Life Sciences: MediBeacon receives the CE mark for the Transdermal GFR Monitor and Reusable Sensor
- Spectrum: More than 60 new license applications filed to expand national footprint and increase population coverage
NEW YORK, NY, May 14, 2026 - INNOVATE Corp. (“INNOVATE” or the “Company”) (NYSE: VATE) announced today its consolidated results for the first quarter.
Financial Summary

(in millions, except per share amounts)	Three Months Ended March 31,
	2026	2025	Increase / (Decrease)
Revenue	$364.8	$274.2	33.0%
Net loss attributable to common stockholders and participating preferred stockholders	$(17.2)	$(24.8)	30.6%
Basic and Diluted loss per share attributable to common stockholders	$(1.29)	$(1.89)	31.7%
Total Adjusted EBITDA(1)	$19.7	$7.2	173.6%
(1) Reconciliation of GAAP to Non-GAAP measures follows

Commentary

"INNOVATE delivered a strong start to the year, with solid execution and improving visibility across the portfolio,” said Avie Glazer, Chairman of INNOVATE. “Infrastructure performed well in the first quarter, supported by healthy sales performance, strong backlog and pipeline, and continued opportunities in the technology-related construction markets that are concentrated around AI infrastructure, energy systems, advanced manufacturing, and digital connectivity. In Life Sciences, MediBeacon received CE mark approval for the Transdermal GFR Monitor and Reusable Sensor in Europe, while R2 continued to expand internationally. We also made progress in Spectrum through successful collaborative trials, supporting potential market launches in the second half of 2026."

"We continue to advance our strategic priorities and strengthen the foundation of the Company,” said Paul Voigt, Interim CEO of INNOVATE. “DBM Global exited the quarter with strong momentum, supported by a robust pipeline and early progress building 2027 backlog, reinforcing confidence in sustained revenue and potential upside. In Life Sciences, MediBeacon achieved key regulatory and commercial milestones, including CE Mark approval of the Transdermal GFR Monitor and Reusable Sensor in Europe and growing momentum with key academic medical centers, while R2 continued to expand internationally. At Spectrum, despite near‑term advertising pressures, we are encouraged by progress on strategic opportunities that position the business for improved performance in 2026."

First Quarter 2026 and Recent Highlights
Infrastructure
•DBM Global Inc. ("DBMG") reported first quarter 2026 revenue of $357.9 million, an increase of 35.1%, compared to $264.9 million in the prior year quarter. Net income attributable to INNOVATE was $9.3 million, compared to $4.6 million for the prior year quarter. Adjusted EBITDA increased to $23.0 million from $16.7 million in the prior year quarter.
•DBMG reported gross margin of 14.2% in the first quarter, a compression of approximately 140 basis points year-over-year and Adjusted EBITDA margin of 6.4% in the first quarter, largely consistent with the prior year quarter.
•DBMG’s reported backlog and adjusted backlog, which takes into consideration awarded but not yet signed contracts, was $1.6 billion and $1.8 billion respectively, as of March 31, 2026, compared to reported and adjusted backlog of $1.7 billion and $1.8 billion, respectively, as of December 31, 2025.
•DBMG delivered a strong first quarter with healthy sales execution, high conversion across active pursuits, and solid backlog visibility supporting the 2026 plan; momentum exiting the quarter, a robust and improving pipeline, and early progress building 2027 backlog underpin confidence in sustained revenue durability and potential upside, with focus now shifting from near‑term execution to disciplined capacity‑aligned growth.
Life Sciences
•MediBeacon received the CE mark under European Medical Device Regulation for the Transdermal GFR ("TGFRTM") Monitor and TGFRTM Reusable Sensor.
•MediBeacon is building momentum in the United States with key academic medical centers who are beginning to bring the TGFR System into the clinic as part of the MediBeacon Centers of Excellence early access program.
•R2 Technologies, Inc. ("R2") reported first quarter 2026 revenue of $1.6 million.
•R2's demand for the first quarter reached $2.2 million, with backlog increasing to nearly 160 systems globally post quarter end.
•R2 's gross system sales outside North America increased 58.6% over the prior year quarter, reflecting strong demand for R2's technology across international markets.
Spectrum
•Broadcasting reported first quarter 2026 revenue of $5.3 million, compared to $6.2 million in the prior year quarter. Net loss attributable to INNOVATE was $6.5 million compared to $5.4 million in the prior year quarter. Adjusted EBITDA was $0.7 million, compared to $1.4 million in the prior year quarter.
•First quarter results reflect continued softness in advertising and network cancellations.
•Collaborative project underway with major mobile wireless carrier continues with successful trials and prospective funding for new market launches in the second half of 2026.
•March petition filed with the FCC proposing 5G Broadcast conversions for Low Power TV continues to gain support, but still waiting for FCC approvals.
First Quarter 2026 Financial Highlights
•Revenue: For the first quarter of 2026, INNOVATE's consolidated revenue was $364.8 million, an increase of 33.0%, compared to $274.2 million for the prior year quarter. The increase was driven primarily by our Infrastructure segment, which was partially offset by decreases at our Life Sciences and Spectrum segments. The increase at our Infrastructure segment was primarily driven by the timing and size of projects at DBMG's commercial structural steel fabrication and erection business, which had increased activity subsequent to the comparable period on certain large construction projects. This increase was partially offset by a decrease at the industrial maintenance and repair business due to the timing and size of projects, which had increased activity in the comparable period on certain large construction projects that have since been completed. The decrease at our Life Sciences segment was attributable to R2, primarily driven by decreases in Glacial fx and Glacial Rx unit sales in North America, which were partially offset by an increase in Glacial Spa unit sales outside North America. The decrease at our Spectrum segment was primarily driven by the termination of a few networks and individual markets subsequent to the comparable period.

REVENUE by OPERATING SEGMENT

(in millions)	Three Months Ended March 31,
	2026	2025	Increase / (Decrease)
Infrastructure	$357.9	$264.9	$93.0
Life Sciences	1.6	3.1	(1.5)
Spectrum	5.3	6.2	(0.9)
Consolidated INNOVATE	$364.8	$274.2	$90.6

•Net Loss: For the first quarter of 2026, INNOVATE reported a Net loss attributable to common stockholders and participating preferred stockholders of $17.2 million, or $1.29 per fully diluted share, compared to $24.8 million, or $1.89 per fully diluted share, for the prior year quarter. The decrease in Net loss was primarily driven by a net increase in gross profit of $8.0 million, a decrease in loss from equity investees of $5.9 million and a $4.2 million decrease in tax expense, which was partially offset by a $4.3 million increase in interest expense, a $3.7 million decrease in other income, net and a net increase in selling, and general and administrative (“SG&A”) expenses of $1.6 million. The net increase in gross profit was primarily driven by our Infrastructure segment due to timing and size of projects in the current period, which had increased activity subsequent to the comparable period, which was partially offset by our Spectrum and Life Sciences segments due to the decreases in revenue. The decrease in loss from equity investees was due to a decrease in losses recognized from MediBeacon primarily as a result of unrepeated equity changes that resulted from the milestone payments received from Huadong following FDA approval in the comparable period. The decrease in tax expense was primarily driven by the impact of projected pre-tax results on the annual effective tax rate including as limitations on the utilization of net operating losses (“NOL”) by INNOVATE's U.S. consolidated group as a result of the Internal Revenue Code Section 382 and the Tax Cuts and Jobs Act's 80 percent limitation on NOLs incurred after 2017. The net increase in interest expense was primarily driven by our Non-Operating Corporate segment, partially offset by our Life Sciences segment, mainly due to the refinancing transactions that closed subsequent to the comparable period. The decrease in other income, net, was primarily driven by the unrepeated step-up gain following MediBeacon's FDA approval in the comparable period. The net increase in SG&A was primarily driven by our Infrastructure segment, primarily due to an increase in compensation-related expenses due to timing, as well as an increase at our Non-Operating Corporate segment primarily driven by expenses in the current period related to potential dispositions. These increases in SG&A were partially offset by a decrease in SG&A at our Life Sciences segment due to a reduction in compensation-related expenses at R2 and Pansend.

NET INCOME (LOSS) by OPERATING SEGMENT

(in millions)	Three Months Ended March 31,
	2026	2025	Increase / (Decrease)
Infrastructure	$9.3	$4.6	$4.7
Life Sciences	(3.3)	(7.6)	4.3
Spectrum	(6.5)	(5.4)	(1.1)
Non-Operating Corporate	(16.3)	(16.1)	(0.2)
Other and eliminations	—	—	—
Net loss attributable to INNOVATE Corp.	$(16.8)	$(24.5)	7.7
Less: Preferred stock dividends	0.4	0.3	0.1
Net loss attributable to common stockholders and participating preferred stockholders	$(17.2)	$(24.8)	$7.6

•Adjusted EBITDA: For the first quarter of 2026, Total Adjusted EBITDA was $19.7 million compared to Total Adjusted EBITDA of $7.2 million for the prior year quarter. The increase in Adjusted EBITDA was primarily driven by our Life Sciences and Infrastructure segments, which was partially offset by a decrease at our Spectrum segment. The increase at our Life Sciences segment was primarily driven by fewer equity method losses recognized from MediBeacon and a decrease in recurring SG&A due to a reduction in compensation-related expenses at R2 and Pansend, which was partially offset by a decrease in gross profit at R2 due to the decrease in revenue. The increase at our Infrastructure segment was primarily driven by an increase in gross profit at DBMG's commercial structural steel fabrication and erection business which had increased activity subsequent to the comparable period on certain large construction projects. The increase was partially offset by a decrease in revenue and gross profit at our industrial maintenance and repair business due to timing of certain large construction projects in the comparable period that have since been completed and an increase in recurring SG&A expenses, primarily driven by an increase in compensation-related expenses due to timing. The decrease in Adjusted EBITDA at our Spectrum segment was primarily driven by the decrease in revenue.

ADJUSTED EBITDA by OPERATING SEGMENT

(in millions)	Three Months Ended March 31,
	2026	2025	Increase / (Decrease)
Infrastructure	$23.0	$16.7	$6.3
Life Sciences	(2.0)	(8.7)	6.7
Spectrum	0.7	1.4	(0.7)
Non-Operating Corporate	(2.0)	(2.2)	0.2
Other and eliminations	—	—	—
Total Adjusted EBITDA	$19.7	$7.2	$12.5

•Balance Sheet: As of March 31, 2026, INNOVATE had cash and cash equivalents, excluding restricted cash, of $134.6 million compared to $112.1 million as of December 31, 2025. On a stand-alone basis, as of March 31, 2026, our Non-Operating Corporate segment had cash and cash equivalents of $2.5 million compared to $4.2 million as of December 31, 2025.

Conference Call
INNOVATE will host a live conference call to discuss its first quarter 2026 financial results and operations today at 4:30 p.m. ET. The Company will post an earnings supplemental presentation in the Investor Relations section of the INNOVATE website at innovate-ir.com to accompany the conference call. Dial-in instructions for the conference call and the replay follows.
•Live Webcast and Call. A live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the INNOVATE website at innovate-ir.com.
–Dial-in: 1-877-704-4453 (Domestic Toll Free) / 1-201-389-0920 (Toll/International)
•Conference Replay*
–Dial-in: 1-844-512-2921 (Domestic Toll Free) / 1-412-317-6671 (Toll/International)
–Conference Number: 13760214
*Available approximately three hours after the end of the conference call through May 28, 2026.
About INNOVATE
INNOVATE is a portfolio of best-in-class assets in three key areas of the new economy – Infrastructure, Life Sciences and Spectrum. Dedicated to stakeholder capitalism, INNOVATE employs approximately 3,700 people across its subsidiaries. For more information, please visit: www.INNOVATECorp.com.

Contacts

Investor Contact:
Anthony Rozmus
ir@innovatecorp.com
(212) 235-2691

Non-GAAP Financial Measures
In this press release, INNOVATE refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), including Total Adjusted EBITDA (excluding discontinued operations, if applicable) and Adjusted EBITDA for its operating segments. In addition, other companies may define Adjusted EBITDA differently than we do, which could limit its usefulness.
Adjusted EBITDA
Management believes that Adjusted EBITDA provides investors with meaningful information for gaining an understanding of our results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation, amortization and the other items listed in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our U.S. GAAP financial results. Using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other U.S. GAAP financial measures, as this non-U.S. GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and does not purport to be an alternative to net income (loss) or other U.S. GAAP financial measures as a measure of our operating performance.

The calculation of Adjusted EBITDA, as defined by us, consists of Net income (loss) attributable to INNOVATE Corp., excluding: discontinued operations, if applicable; depreciation and amortization; other operating (income) loss (which is inclusive of (gain) loss on sale or disposal of assets, lease termination costs, (gains) losses on lease modifications, and asset impairment expense); interest expense; other (income) expense, net; income tax expense (benefit); non-controlling interests; share-based compensation expense; realignment and exit costs; facility commissioning costs and acquisition and disposition costs.
Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, “forward-looking statements.” Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. Such forward-looking statements are based on current expectations and inherently involve certain risks, assumptions and uncertainties. The forward-looking statements in this press release include, without limitation, any statements regarding INNOVATE’s plans and expectations for future growth and ability to capitalize on potential opportunities, the achievement of INNOVATE’s strategic objectives, expectations for performance of new projects and realization of revenue from the backlog at DBMG and the Infrastructure segment, anticipated success from the continued sale of new products in the Life Sciences segment, expectations for advertising revenue growth, new technologies, networks and stations, and potential commercial opportunities in datacasting in the Spectrum segment. Such statements are based on the beliefs and assumptions of INNOVATE’s management and the management of INNOVATE’s subsidiaries and portfolio companies.

The Company believes these judgments are reasonable, but these statements are not guarantees of performance, results or the creation of stockholder value and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, including those that may be identified in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. Such important factors include, without limitation: our dependence on distributions from our subsidiaries to fund our operations and payments on our obligations; our ability to continue operating as a going concern; our expectations and timing with respect to any strategic dispositions and sales of our operating subsidiaries, or businesses, including, without limitation, the sales of DBMG and HC2 Broadcasting Holdings Inc.; the possibility of indemnification claims arising out of divestitures of businesses; the impact on our business and financial condition of our substantial indebtedness and any significant additional indebtedness and other financing obligations we may incur; our possible inability to raise additional capital when needed or refinance our existing debt, on attractive terms, or at all; our dependence on the retaining and recruitment of key personnel; volatility in the trading price of our common stock; the impact of potential supply chain disruptions, labor shortages and increases in overall price levels, including in steel and transportation costs; interest rate environment; developments relating to the hostilities in Ukraine, the Middle East and Venezuela; increased competition in the markets in which our operating segments conduct their businesses; our ability to successfully identify any strategic acquisitions or business opportunities; uncertain global economic conditions in the markets in which our operating segments conduct their businesses; changes in regulations and tax laws; covenant noncompliance risk; tax consequences associated with our acquisitions, holding and disposition of target companies and assets; the ability of our operating segments to attract and retain customers; and our expectations regarding the timing, extent and effectiveness of any cost reduction initiatives and management’s ability to moderate or control discretionary spending.
Although INNOVATE believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.

You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to INNOVATE or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and unless legally required, INNOVATE undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INNOVATE CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except shares and per share amounts)

	Three Months Ended March 31,
	2026	2025
Revenue	$364.8	$274.2
Cost of revenue	311.3	228.7
Gross profit	53.5	45.5
Operating expenses:
Selling, general and administrative	39.4	37.8
Depreciation and amortization	4.2	4.4
Other operating income	(0.1)	(0.1)
Income from operations	10.0	3.4
Other (expense) income:
Interest expense	(24.5)	(20.2)
Loss from equity investees	—	(5.9)
Other income, net	0.3	4.0
Loss from operations before income taxes	(14.2)	(18.7)
Income tax expense	(2.9)	(7.1)
Net loss	(17.1)	(25.8)
Net loss attributable to non-controlling interests and redeemable non-controlling interests	0.3	1.3
Net loss attributable to INNOVATE Corp.	(16.8)	(24.5)
Less: Preferred stock dividends	0.4	0.3
Net loss attributable to common stockholders and participating preferred stockholders	$(17.2)	$(24.8)

Loss per common share - basic and diluted	$(1.29)	$(1.89)

Weighted-average common shares outstanding - basic and diluted	13,344,976	13,114,804

INNOVATE CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions, except share amounts)

	March 31, 2026	December 31, 2025

Assets
Current assets
Cash and cash equivalents	$134.6	$112.1
Accounts receivable, net	186.0	241.1
Contract assets	54.5	64.1
Inventory	15.4	16.0
Other current assets	15.4	18.2
Total current assets	405.9	451.5
Investments	1.8	1.8
Deferred tax asset	2.0	2.0
Property, plant and equipment, net	148.1	141.8
Goodwill	127.1	127.0
Intangibles, net	163.7	165.2
Other assets	88.2	60.8
Total assets	$936.8	$950.1
Liabilities, temporary equity and stockholders’ deficit
Current liabilities
Accounts payable	$130.2	$141.4
Accrued liabilities	103.7	122.5
Current portion of debt obligations	610.8	581.4
Contract liabilities	157.3	171.9
Other current liabilities	17.8	16.9
Total current liabilities	1,019.8	1,034.1
Deferred tax liability	4.7	4.7
Debt obligations	68.8	80.3
Other liabilities	75.7	46.3
Total liabilities	1,169.0	1,165.4
Commitments and contingencies
Temporary equity
Preferred Stock Series A-3 and Preferred Stock Series A-4, $0.001 par value	9.5	9.3
Shares authorized: 20,000,000; Shares issued and outstanding: 6,125 of Series A-3; 1,937 of Series A-4
Redeemable non-controlling interests	1.3	1.6
Total temporary equity	10.8	10.9
Stockholders’ deficit
Common stock, $0.001 par value	—	—
Shares authorized: 250,000,000; Shares issued: 13,818,904; Shares outstanding: 13,641,866 and 13,655,062, respectively
Additional paid-in capital	350.4	350.1
Treasury stock, at cost: 177,038 and 163,842 shares, respectively	(5.6)	(5.6)
Accumulated deficit	(599.3)	(582.5)
Accumulated other comprehensive loss	(1.8)	(2.1)
Total INNOVATE Corp. stockholders’ deficit	(256.3)	(240.1)
Non-controlling interests	13.3	13.9
Total stockholders’ deficit	(243.0)	(226.2)
Total liabilities, temporary equity and stockholders’ deficit	$936.8	$950.1

INNOVATE CORP.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited, in millions)

(in millions)	Three Months Ended March 31, 2026
	Infrastructure	Life Sciences	Spectrum	Non-Operating Corporate	Other and Eliminations	INNOVATE
Net income (loss) attributable to INNOVATE Corp.	$9.3	$(3.3)	$(6.5)	$(16.3)	$—	$(16.8)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	2.9	0.1	1.2	—	—	4.2
Depreciation and amortization (included in cost of revenue)	3.2	—	—	—	—	3.2
Other operating income	—	—	(0.1)	—	—	(0.1)
Interest expense	1.8	1.9	4.0	16.8	—	24.5
Other (income) expense, net	(0.1)	—	2.5	(2.7)	—	(0.3)
Income tax expense (benefit)	4.1	—	—	(1.2)	—	2.9
Non-controlling interests	0.9	(0.8)	(0.4)	—	—	(0.3)
Share-based compensation expense	—	0.1	—	0.5	—	0.6
Realignment and exit costs	0.3	—	—	—	—	0.3
Facility commissioning costs	0.6	—	—	—	—	0.6
Acquisition and disposition costs	—	—	—	0.9	—	0.9
Adjusted EBITDA	$23.0	$(2.0)	$0.7	$(2.0)	$—	$19.7

(in millions)	Three Months Ended March 31, 2025
	Infrastructure	Life Sciences	Spectrum	Non-Operating Corporate	Other and Eliminations	INNOVATE
Net income (loss) attributable to INNOVATE Corp.	$4.6	$(7.6)	$(5.4)	$(16.1)	$—	$(24.5)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	3.1	0.1	1.2	—	—	4.4
Depreciation and amortization (included in cost of revenue)	3.5	—	—	—	—	3.5
Other operating income	(0.1)	—	—	—	—	(0.1)
Interest expense	2.1	4.5	3.7	9.9	—	20.2
Other (income) expense, net	(0.3)	(4.5)	2.2	(1.4)	—	(4.0)
Income tax expense	2.3	—	—	4.8	—	7.1
Non-controlling interests	0.4	(1.4)	(0.3)	—	—	(1.3)
Share-based compensation expense	—	0.2	—	0.6	—	0.8
Realignment and exit costs	1.1	—	—	—	—	1.1
Adjusted EBITDA	$16.7	$(8.7)	$1.4	$(2.2)	$—	$7.2